THE PERKIN-ELMER CORPORATION

 COMPUTATION OF NET INCOME PER SHARE
 (unaudited)
 (Amounts in thousands except per share amounts)


                                               Three months ended September 30,

                                                         1995            1994

 Weighted average number of common shares               42,160          42,687

 Common stock equivalents - stock options                  724             482

 Weighted average number of
 common shares used in calculating
 primary net income per share                           42,884          43,169

 Additional dilutive stock options                          85             121

 Shares used in calculating fully
 diluted net income per share                           42,969          43,290


 Calculation of primary and fully
 diluted net income per share:

 Net income used in the calculations of
 primary and fully diluted net income per share     $   17,594       $  14,944


 Primary net income per share                       $     0.41       $    0.35


 Fully diluted net income per share                 $     0.41       $    0.35






                           EXHIBIT 11